Exhibit 15.1
Board of Directors and Stockholders
Party City Corporation
400 Commons Way
Rockaway, New Jersey
      We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Party City Corporation and subsidiary for the quarters and six month periods ended January 1, 2005 and December 27, 2003, as indicated in our report dated February 9, 2005; because we did not perform an audit, we expressed no opinion on that information.
      We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter and six month period ended January 1, 2005, is incorporated by reference in Registration Statement Nos. 333-75078, 333-65632 and 333-19473 on Form S-8.
      We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
New York, New York
February 9, 2005